Liberty All-Star Growth Fund


770 Transactions effected pursuant to Rule 10f-3

On April 29, 2002, Liberty All-Star Growth Fund (Fund) purchased 400 shares of common stock of Premcor, Inc. (Securities) for a total purchase price of $9,600 from Morgan Stanley & Co., Inc. pursuant to a public offering in which Robertson Stephens, Inc. acted as a participating underwriter. Robertson Stephens. Inc. may be considered to be an affiliate of the Fund. The following information was collected pursuant to Rule 10f-3 procedures adopted by the Fund's Trustees:

o The Fund's advisor, Liberty Asset Management Company (Advisor), believed that the gross underwriting spread associated with the purchase of the Securities was reasonable and fair compared to the spreads in connection with similar underwritings of similar securities being sold during a comparable period of time;

o The Securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the Securities being offered;

o The issuer of the Securities has been in continuous operation for at least three years;

o The amount of Securities purchased did not exceed 25% of the amount of the offering;

o The Securities were to be purchased at not more than the public offering price no later than the first day of the offering.

Along with Robertson Stephens, Inc., the following is a list of members of the underwriting syndicate for the afore mentioned Securities: Morgan Stanley; Credit Suisse First Boston; Goldman, Sachs & Co.; Salomon Smith Barney; Deutsche Bank Securities; Bear, Stearns & Co., Inc.


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Liberty All-Star Growth Fund


770 Transactions effected pursuant to Rule 10f-3 cont'd

On May 22, 2002, Liberty All-Star Growth Fund (Fund) purchased 1,000 shares of common stock of Netflix (Securities) for a total purchase price of $15,000 from Merrill Lynch, Pierce, Fenner pursuant to a public offering in which
S. G. Cowen acted as a  participating underwriter. S. G. Cowen may be
considered to be an affiliate of the Fund.   The following information was
collected pursuant to Rule 10f-3 procedures adopted by the Fund's Trustees:

o The Fund's advisor, Liberty Asset Management Company (Advisor), believed that the gross underwriting spread associated with the purchase of the Securities was reasonable and fair compared to the spreads in connection with similar underwritings of similar securities being sold during a comparable period of time;

o The Securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the Securities being offered;

o The issuer of the Securities has been in continuous operation for at least three years;

o The amount of Securities purchased did not exceed 25% of the amount of the offering;

o The Securities were to be purchased at not more than the public offering price no later than the first day of the offering.

Along with S.G. Cowen, the following is a list of members of the underwriting syndicate for the afore mentioned Securities: Merrill Lynch & Co.; Thomas Weisel Partners LLC; U.S. Bancorp Piper Jaffray